EXHIBIT 99.2

To Form 8-K dated April 24, 2014

Seacoast Banking Corporation of Florida

First Quarter Conference Call

April 25, 2014

9:30 AM Eastern Time

Company Participants:

Dennis S. Hudson, III, Chairman and Chief Executive Officer, Seacoast Banking Corporation of Florida

William R. Hahl, Executive Vice President and Chief Financial Officer, Seacoast Banking Corporation of Florida

Other Participants:

Scott Valentin, Managing Director, FBR Capital Markets

Enrique Acedo, Analyst, Raymond James & Associates, Inc.

Tom Alonzo, Head of US Bank Research, Macquarie Group

Christopher Marinac, Managing Principal and Director of Research, FIG Partners

Management Discussion:

Operator: Welcome to the Seacoast First Quarter Conference Call. My name is Christine, and I will be the operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Mr. Dennis S. Hudson. You may begin.

Dennis S. Hudson, III: Thank you very much, Christine; and welcome, everybody, to our conference call this morning.

As always, before we begin, we direct your attention to the statement contained at the end of our press release regarding forward statements. During the call, we’re going to be talking about certain issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act and, accordingly, our comments are intended to be covered within the meaning of Section 27A of that Act.

With me today is Bill Hahl, our CFO, and David Houdeshell, our Chief Credit Officer.

Today, we are going to be discussing our earnings results for the quarter. We’ll have a few comments as well on the outlook for the year, and of course we will also discuss our just announced acquisition of BankFIRST. We are quite excited about the acquisition. It’s our first since 2006, and one that I believe is going to be very important to our future.

But first let me just give you a brief overview of the quarter. By the way, we have posted slides on our website on SeacoastBanking.net under Presentations. During our conversation today, I will be referring to those slides. Last night, we reported earnings of $0.09 per share, up from $0.06 per share the prior year and up from $0.03 in the linked quarter. This improvement was due of course to better performance, which we are going to talk about in a minute, as well as the redemption at year-end of our preferred stock outstanding, which of course freed up additional income to be attributed to common shareholders. Our pre-tax income was up 83 percent over the prior year; and it’s perhaps a better way to compare our performance because, as you well know, we were not accruing any tax expense last year. Pre-tax income was $2 million last year in the first quarter, and this year our pre-tax grew to $3.7 million in the first quarter. While we are clearly making progress in improving our earnings, we are still not performing at a level that makes me happy, and in a minute I am going to tell you what we’re doing about it.

But first I want to tell you what did make me happy this quarter. If you flip to our first quarter earnings slides—I am on slide three—we produced some terrific customer growth this quarter. Our zero cost demand deposit accounts grew by some $61 million, or 13 percent, over the prior year. Total transaction accounts exceeded $1 billion in the quarter, and our commercial loans grew by 12 percent year-over-year. These are all areas where we’ve been focusing our spending and our investments over the past couple of years, and I’m proud of the job that our team has done to produce these kinds of results. Our net household growth also more than doubled in the first quarter when compared to the prior year. So we are seeing some very good and some continuing growth in our customer accounts and customer balances in a very tough low margin marketplace. Keep in mind that the growth we are reporting is totally organic. So how are we doing it? In a word or two, better execution and great service by our dedicated team members.

But that’s not enough. We need to continue to step-up our investments because the world is continuing to transform as our customers demand new and more convenient ways to interact with us. And as I said earlier, I’m not happy with the level of earnings we’re producing, so let me tell you what we’re doing about it. Let me tell you what we are doing to clear the way for better earnings and to provide for increased spending for innovation—because in this environment, we have got to do both.

If you flip to page number four, you can see that we are bringing down our overall cost structure, and have been doing so fairly consistently over the past five quarters, but we need to move these numbers down faster. So far this year, we have identified around $2.3 million in cost savings—the $1.4 million we announced in the first quarter and the $1.9 million we’ve just announced this quarter—all of which are either in the process or has been implemented. I’ve also committed us to taking around one-third of those savings off for use in new spending and investments designed to support even better customer growth and faster revenue improvements. We’re also looking for ways to bring down our fixed legacy costs, which remain large, while we explore lower cost ways to bring better service and convenience to our customers. So stay tuned. I expect to announce additional legacy cost initiatives in our next call and we’re going to continue to invest in growth, as I said, while we make meaningful progress on our earnings.

On page five, you can see we continue to see loan growth this quarter. We expect these trends to pick up next quarter as a result of even better pipelines that have developed towards the end of this quarter.

On page six, you can see that mortgage banking revenue slowed considerably in the quarter, which worked against our more recent growth trends for total fee revenues. Service charges were also impacted by higher balances this quarter as business customers experienced higher cash balances due to an incredibly strong winter season this year in Florida.

On page eight, you can see the coverage ratio continues to climb as we booked a net recovery this quarter. Charge-offs that have been coming out of our residential book over the last year and half to two years have dropped to very low numbers now, and we expect those numbers to remain low as our roll rates are backed way off. And as you can see, our problem inflows have become quite small and it remains quite steady.

So our earnings were improved this quarter, and we’re pleased with the progress. We have a lot more ahead of us, however, and we’ll continue to focus on bringing our cost structure in line as we invest for the future as well.

Now I’d like to shift the conversation over to the acquisition that we also announced last night. We’ve posted a second slide deck on our Seacoast Banking website and, again, it’s listed under Presentations and it’s titled Acquisition of BANKshares.

The transaction we announced last night is expected to be significantly accretive to earnings, 13 percent in fact, and will be modestly dilutive to tangible book value, in fact less than 5 percent dilutive to tangible book, which we believe will be earned back using incremental earnings produced in the transaction in less than three years. We calculate the internal rate of return for this transaction to be around 19 percent.

Let me tell you about BankFIRST, which is of course the bank sub of the company we acquired, BANKshares. This company has been around for over 25 years and, with $674 million in assets, operates a dozen locations around Orlando and also over on the East Coast around Melbourne on the north end of our current market and up through part of the Space Coast. Roughly 65 percent of their business is centered around the Orlando market and the rest over on the coast. Their footprint fits very well into our existing Orlando franchise and adds significantly to our market presence in both markets, both the Orlando market and the Space Coast market. The combination together creates the fifth largest Florida-based community bank and significantly improves our market presence in the Orlando MSA, where, on a combined basis, we become the sixth largest. BankFIRST has for many years been focused on serving small and medium-sized business customers in its markets with outstanding service. Strong core customers make up their entire customer base with a very strong business DDA mix. The keys to their success have been many: a strong focused strategy, solid experience leadership under the direction of CEO Don McGowan and, most importantly, a great group of market leaders and other team members who will be joining us to create the best business banking team in the state of Florida.

If you take a look at page seven in the deck, you can see that the combination adds tremendous value to our already very valuable deposit profile. Our combined DDA mix grows to over 30 percent. This transaction also pushes up our total deposits by a meaningful 28 percent, all of that growth in very low cost or no cost categories. Pro forma cost of deposits when both companies are combined is a remarkable 17 basis points.

If you turn to page eight in the deck, we see a remarkably clean and solidly performing loan portfolio. This was one of the very few banks in the State of Florida that performed pretty well through The Great Recession. Today their problem credits and their NPAs are right on top of our numbers. Absorbing this portfolio is not expected to add much to our complexity or to our cost structure.

Pro forma loan composition, you can see on page nine, is actually quite complementary with Seacoast. On the whole, we will see an increase in the mix of our owner-occupied CRE and C&I loans, which of course we really like, and a decrease in our residential mortgage mix, which we also like. So our portfolio becomes even more balanced and actually has improved in terms of other fundamentals, including yields, average loan size and exposure to interest rate risk.

The transaction that we announced last night is a 100 percent stock. It has a fixed exchange ratio without any collars.

If you turn to page 10, you can also see our pro forma capital ratios actually will change very little and remain very strong with a TCE/TA ratio of around 9.5 percent and a Tier 1 leverage ratio at 10.5 percent. These ratios leave us room for more growth in the future. As I said earlier, we’ll see a 13 percent earnings accretion in 2015 when we expect to have all of our cost savings in place, and that accretion number is based on our IBES consensus estimate of $0.61 per share for 2015. We do not expect any delay in obtaining approvals, and we expect that we will close very early in the fourth quarter of this year.

So with that, I’d like to turn the call back to the operator and open the floor for a few questions.

Operator: Thank you. We will now begin the question-and-answer session. If you have a question, please press star then one on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. There will be a delay before the first question is announced. If you are using a speakerphone, you may need to pick up the handset first before pressing the numbers. Once again, if you have a question, please press star then one on your touchtone phone.

Our first question comes from Scott Valentin from FBR Capital Markets. Please go ahead.

Scott Valentin: Good morning, and thanks for taking my question. Just with regard to the cost saves, you spoke about I guess $1.4 million was previously announced. Is the $1.9 million in addition to the $1.4? And I know you also mentioned a $2.3 million, don’t know if that was the total cost saves you expect, and I assume that’s pre-acquisition. And what timeframe do you expect to realize those cost saves?

Dennis S. Hudson, III: The answer is yes to all your questions. The $1.9 million is in addition to the $1.4 million.

Scott Valentin: Okay. And in terms of timing of implementing the cost save strategies?

Dennis S. Hudson, III: Well the $1.4 million was executed at the end of the first quarter, so its impact will be felt, full effect, beginning in the second quarter. The $1.9 million has been effected recently and will take effect half way through the second quarter, so we’ll get a partial effect in Q2 and then full effect of both in Q3. And I think we indicated in the press release that our total core expense structure falls below $17.9 million…

William R. Hahl: Per quarter.

Dennis S. Hudson, III: …when it’s fully effected. I also indicated on the call that we are pursuing additional cost outs, which we’ll be talking about next quarter.

Scott Valentin: Okay, all right. Thank you very much.

Dennis S. Hudson, III: Yep.

Operator: Thank you. Our next question comes from Enrique Acedo from Raymond James. Please go ahead.

Enrique Acedo: Hey good morning, guys.

Dennis S. Hudson, III: Good morning.

Enrique Acedo: First of all, congrats on the deal. I was wondering, how comfortable would you guys be handling more than one deal at a time? I know you guys have had a little bit of overlap before and your capital ratios are - - or TCE is going to above an eight on a pro forma basis, so if you give me some color around that area, that’ll be helpful.

Dennis S. Hudson, III: Well I think we want to be very selective in work we do on the acquisition front. I talked at great length in my remarks about the impact this acquisition has. It’s meaningful in terms of size relative to our size, number one and, number two, has a deposit portfolio and a loan portfolio that it is highly complementary and actually strategically accretive to our focus and our future and so forth. So we’ll continue to focus on franchises that meet that objective. But we have done in the past more than one at the same time, and it’s something we wouldn’t necessarily look away from, but no current plans of course. As we get later in this year, we’ll be looking what opportunities exist out there, so…

Enrique Acedo: All right, thanks. That’s helpful. And if I could switch back to the quarter, I know you guys said that your pipeline was up at the end of the quarter and you guys usually provide a commercial loan pipeline breakdown, which I didn’t see in the press release. Can you maybe give me some color on your pipeline, maybe if you have a number? I know you guys didn’t put it out there, but that would be helpful as well.

Dennis S. Hudson, III: Yeah, we don’t have the number out there. Our pipeline has fluctuated over the last year and a half, but it is beginning to fill up more comprehensively in some of the early stage parts of the pipeline, and that’s become more consistent. So we think we are moving into a period where we’ll have a little more consistency to our growth and a more stable growth. The other impact is that we have moved a lot of problem assets off the balance sheet since back in the crisis period—but even over the last 12 months to 18 months, when you look at how some of our problem numbers have come down. We are now at a point where those numbers are at a low enough level where that impact is going to stop affecting our growth rate. So we are feeling more comfortable that we are going to see more consistent, stable loan growth going forward. It’s going to be, I would say, comparable to some of the growth we saw this quarter, and we’ll continue focusing on that. As you look out further in the year and into 2015, I can’t emphasize enough the acquisition we announced provides a very significant number of new folks into the combined production teams that are going to be very helpful for us as we continue to build out our production objectives and goals into 2015.

Enrique Acedo: All right, well thank you very much.

Operator: Thank you. Our next question comes from Tom Alonzo from Macquarie Group. Please go ahead.

Tom Alonzo: Hey, guys, good morning. Congrats on the deal.

Dennis S. Hudson, III: Good morning.

Tom Alonzo: Just real quickly, on the cost saves, any sort of sense on the timing of when those are realized or is it sort of through the year and by the end of ‘15 you'll be at 100 percent of the run rate?

William R. Hahl: You said on the acquisition cost saves or the…

Tom Alonzo: Yes, I’m sorry. I apologize, yes, the acquisition cost saves.

Dennis S. Hudson, III: Thanks. No, we’re planning on our integration work being done towards the end of this year. The way we have looked at it, we’re planning on having 100 percent of the cost saves in place in the first quarter of ‘15, so we’re looking at them being fully realized in the fiscal year 2015.

Tom Alonzo: Okay.

Dennis S. Hudson, III: And the run rate, our goal is to have that the run rate impact basically in January ‘15.

Tom Alonzo: Okay.

Dennis S. Hudson, III: If we for some reason saw a delay in the approval or integration for any reason, which we do not currently see, it could push us out a month or two, but that’s kind of the downside risk I would say. So we’re looking to pick all of that up in the first quarter.

Tom Alonzo: Okay, great. Thanks. That’s very helpful. I think when you were talking about the acquired portfolio here, you said their loans are a little bit larger than yours and you said it gives you more interest rate, I think you said, risk. Is that just saying that there is more variable-rate loans in that portfolio?

Dennis S. Hudson, III: If that’s what I said, I apologize. I was trying…

Tom Alonzo: I may have heard it wrong. I didn’t think you meant to say that.

Dennis S. Hudson, III: Yeah, I was making the point that, beyond some of the mix improvements that I referred to, it brings to us a smaller average loan size, so it further granulizes and diversifies from a size standpoint our combined portfolio. Number two, I said that I thought it helped improve our interest rate risk structure given some of the terms on those loans, the duration of the portfolio and the like when we looked at that.

Tom Alonzo: Okay.

Dennis S. Hudson, III: So it helps improve from a diversity standpoint and from a rate risk standpoint we believe.

Tom Alonzo: Great. Okay, thanks. I think I heard that completely wrong. Thank you for that.

Dennis S. Hudson, III: Sure. Thanks for asking.

Operator: Thank you. Our next question comes from Christopher Marinac from FIG Partners. Please go ahead.

Christopher Marinac: Hey thanks, Denny. Good morning. I wanted to ask about integration as it pertains to what you’ve learned from the last acquisition way back in 2006; what would be some things that you may do differently now than from what you did at Big Lake back pre-crisis?

Dennis S. Hudson, III: Well our 2006 acquisition was very similar in that it was an older franchise that had some real core customers and it went extremely well. I think one thing that we learned in that acquisition was working very closely with the team at the other bank was very important to maintaining those customers. It got us into some of the center parts of the state in some markets where we had no exposure at all, and I think it went extremely well. We had another smaller acquisition a year earlier, or 9 months earlier, that was in the Orlando market, but it was the opposite. It was a bank in Orlando that had been around for a fairly short period of time, and it had more concentrated relationships in the bank, very little in terms of loan portfolio. Simply put, it was less of a true deep franchise from a customer standpoint, and that one didn’t work out as well for us back in ‘05. So we think this is an excellent partner for us. We like the people. They have tremendously deep relationships with their customers and they’ve been doing this for a very long time, so we’re looking forward to picking up this customer base and a lot of the leaders—pretty much the entire leadership team—which is going to really help us move the ball forward. Also in terms of integration risk here, we both use the same vendor for some of our core processing. We think that’s going to make it a little easier and we’ll have less of an integration risk.

I don’t know if that answered your question, Chris.

Christopher Marinac: No, that’s helpful background. And I guess my other question, as we are doing the math on sub three-year payback on the tangible book dilution, what is the accretion back into earnings that you see the first couple of years? I mean do you get substantially most of that back as part of that calculation or will it take longer than three years to - - for keeping the discounts?

Dennis S. Hudson, III: Chris, can you speak up on that last part?

Christopher Marinac: Sure. I was asking about the discounts as it pertains to the non-accretion that comes back into calculation of the payback period?

Dennis S. Hudson, III: I’m sorry, we’re still not...

William R. Hahl: Telephonically (inaudible)…

Dennis S. Hudson, III: Yeah, you’re breaking up a little bit. If you could just say it one more time. I’m sorry.

Christopher Marinac: Sure. Can you hear me now?

William R. Hahl: Yeah, that’s much better.

Dennis S. Hudson, III: Much better.

Christopher Marinac: The payback period sub three years, is there or are there discounts coming back into accretion that is part of this, and are you substantially recalculating most of the discounts in the next three years?

William R. Hahl: Do you mean on the loan book? It’s not really that material, if that’s what you’re… In another words…

Christopher Marinac: Okay, yep.

William R. Hahl: …accretable yield type of things is that what you are getting at. Yeah, it’s a small number.

Christopher Marinac: Okay, very good. Thanks.

Dennis S. Hudson, III: Thanks, Chris.

Operator: Thank you. And once again, if you would like to ask a question, please press star then one on your touchtone phone. We have no further questions at this time.

Dennis S. Hudson, III: Great. Well, thank you very much for attending today, and we look forward to speaking with everybody again next quarter. Thank you.

Operator: Thank you and thank you ladies and gentlemen. This concludes today's conference. Thank you for participating. You may now disconnect.